News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2015 FOURTH QUARTER AND FULL YEAR RESULTS

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. —  December 14, 2015 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2015 fourth quarter and full year ended September 30, 2015.

Fiscal 2015 Highlights

•	Revenue of $151.3 million, a 2.4% decrease compared to fiscal 2014
o	Domestic Radiation Measurement services revenues grew 2.4% year-over-year
o	Medical Physics revenues grew 9.9% year-over-year
o	Excluding the $5.3 million unfavorable impact of foreign currency exchange rates, revenues increased 1.0%
•	Operating income of $23.7 million, compared to an operating loss of $40.0 million in the prior year
o	Adjusted operating income decreased $0.7 million compared to fiscal 2014
o	Excluding the $1.3 million unfavorable net impact of foreign currency exchange rates, adjusted operating income increased $0.6 million
•	Net income of $14.5 million, compared to a net loss of $25.2 million in the prior year
o	Adjusted net income of $17.0 million increased $0.7 million compared to fiscal 2014
•	Adjusted EBITDA of $40.6 million, a decrease of 8.7% year-over-year
•	Successfully executed divestiture of Radon business
•	Company issues Fiscal 2016 guidance

Mike Kaminski, President and Chief Executive Officer of Landauer stated, “We are pleased with our fiscal 2015 financial results, which were in line with our expectations and reflect the strong demand for our solutions. As we enter 2016, we believe we have the right plan in place to leverage Landauer’s unique market position and execute on significant growth opportunities in our core product platform. We expect the growth in imaging physics to continue in fiscal 2016, and we are anticipating strong demand for our new informatics solutions.”

Fourth Quarter Financial Overview

Revenues for the fourth fiscal quarter of 2015 were $40.2 million, a 4.3% decrease compared to revenues of $42.0 million for the fourth quarter of fiscal 2014. Radiation Measurement revenues for the quarter were $28.1 million, a 10.5% decrease compared to $31.4 million for the fourth fiscal quarter of 2014. The decrease in revenues was driven by a $2.3 million decrease in military sales and a $1.7 million sale of custom equipment to an international customer in the fourth fiscal quarter of 2014. In addition, the unfavorable impact of changes in foreign currency exchange rates was $1.6 million. Partially offsetting the decrease in revenues were higher domestic service revenues of $0.6 million and an increase in product sales in France. Medical Physics revenues increased $1.2 million, due to greater demand for commissioning and imaging services. Medical Products revenues increased $0.2 million.

Operating income for the quarter was $6.8 million, an 8.1% decrease compared to operating income of $7.4 million for the fourth quarter of fiscal 2014. The decrease in operating income was driven by lower Radiation Measurement product sales and the negative impact of foreign currency. On a sequential quarter basis, adjusted operating income margin increased to 20.9% in the fourth fiscal quarter of 2015 from 14.4% in the third fiscal quarter of 2015.

Fiscal Year Ended September 30, 2015 Financial Overview

Revenues for fiscal 2015 were $151.3 million, a 2.4% decrease compared to revenues of $155.1 million for fiscal 2014. Revenues in the Radiation Measurement segment decreased $7.6 million due to the unfavorable foreign currency impact of $5.3 million and a decrease in product sales to the military of $2.2 million. Revenues in the Medical Physics segment increased $3.2 million, primarily driven by increased imaging services revenues of $2.2 million. Revenues in the Medical Products segment increased $0.6 million primarily due to the full-period impact of a modest acquisition in December 2013.

Operating income for fiscal 2015 was $23.7 million, compared to an operating loss of $40.0 million for fiscal 2014. The increase in operating income was due to the goodwill and other intangible assets impairment charge recorded in the prior year that was not present in fiscal 2015. Adjusted operating income margins were 16.7% in fiscal 2015 compared to 16.8% in fiscal 2014.

Fiscal 2016 Outlook

The Company anticipates aggregate revenues for fiscal 2016 to be in the range of $150 to $157 million.

Fiscal 2016 guidance reflects an expected year-over-year reduction in sales due to unfavorable foreign currency rates of $2.9 million and excludes revenues from our Radon business, which was divested on September 30, 2015. Fiscal 2015 revenues, excluding approximately $4.7 million of revenues from our Radon business, were $146.6 million.

The Company anticipates adjusted net income for fiscal 2016 in the range of $15 to $18 million. Fiscal 2015 adjusted net income, excluding approximately $0.8 million from our Radon business, was $16.2 million.

Use of Non-GAAP Financial Measures

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA represents net income with adjustments for net financing costs, depreciation and amortization, provision for income taxes, stock compensation expense, goodwill and other intangible assets impairments, and acquisition, reorganization and nonrecurring costs. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

In addition, the Company’s management used Adjusted Operating Income and Adjusted Net Income as measures of earnings to eliminate the effects of certain non-cash and nonrecurring items of the Company. Adjusted Operating Income represents operating income with adjustments for goodwill and other intangible assets impairments and acquisition, reorganization and nonrecurring costs. Adjusted Net Income represents net income with tax-effected adjustments for stock compensation expense, goodwill and other intangible assets impairments and acquisition, reorganization and nonrecurring costs.

However, Adjusted EBITDA, Adjusted Operating Income and Adjusted Net Income are not recognized measurements under GAAP and should not be considered as an alternative to the most directly comparable measures presented in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included within this news release.

Conference Call Details

Landauer has scheduled its fourth quarter conference call for investors over the Internet on Monday, December 14, 2015, at 5:00 p.m. Central Time (6:00 p.m. Eastern Time). To participate, callers should dial 866-866-1542 (within the United States and Canada), or 707-294-1539 (international callers), passcode 1537908, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 855-859-2056 (within the United States and Canada), or 404-537-3406 (international callers), passcode 1537908, which will be available through Wednesday, January 13, 2016. The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. For information about Landauer, please visit their website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2016 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance; the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or joint ventures; valuation of the Company’s long-lived assets or reporting units relative to future cash flows; changes in pricing of services and products; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. “Risk Factors” and Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)	September 30, 2015	September 30, 2014
Assets
Cash and cash equivalents	$15,314	$6,761
Receivables, net of allowances of $1,556 in 2015 and $1,872 in 2014	32,412	34,707
Inventories	7,035	6,687
Prepaid expenses and other current assets	6,992	6,178
Total current assets	61,753	54,333

Property, plant and equipment, net	46,367	46,757
Equity in joint ventures	24,010	23,835
Goodwill	35,072	43,218
Intangible assets, net of accumulated amortization of $38,662 in 2015 and $37,579 in 2014	13,052	14,077
Other assets	28,490	34,366
Total Assets	$208,744	$216,586

Liabilities
Total current liabilities	$38,493	$44,728

Long-term debt	133,385	133,585
Other non-current liabilities	24,539	24,539
Total liabilities	196,417	202,852

Stockholders' Equity
Landauer, Inc. stockholders' equity	11,195	12,254
Noncontrolling interest	1,132	1,480
Total stockholders' equity	12,327	13,734
Total Liabilities and Stockholders' Equity	$208,744	$216,586

Landauer, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Dollars in Thousands, Except per Share)	2015	2014	2015	2014
Total revenues	$40,161	$41,993	$151,314	$155,062

Cost and expenses:
Cost of sales	19,402	19,508	72,585	74,155
Selling, general and administrative	12,901	13,109	53,989	54,904
Goodwill and other intangible assets impairment charge	-	-	-	62,188
Acquisition, reorganization and nonrecurring costs	1,041	2,024	1,041	3,802
Total costs and expenses	33,344	34,641	127,615	195,049

Operating income (loss)	6,817	7,352	23,699	(39,987)
Equity in income of joint ventures	503	867	2,307	2,939
Other expense, net	(1,611)	(775)	(4,684)	(3,450)
Income (loss) before taxes	5,709	7,444	21,322	(40,498)
Income tax expense (benefit)	3,002	4,613	6,273	(15,800)

Net income (loss)	2,707	2,831	15,049	(24,698)
Less: Net income attributed to noncontrolling interest	143	34	506	505

Net income (loss) attributed to Landauer, Inc.	$2,564	$2,797	$14,543	$(25,203)

Net income (loss) per share attributed to Landauer, Inc. shareholders:
Basic	$0.27	$0.31	$1.52	$(2.65)
Weighted average basic shares outstanding	9,533	9,524	9,511	9,524

Diluted	$0.27	$0.31	$1.52	$(2.65)
Weighted average diluted shares outstanding	9,570	9,572	9,540	9,524

Landauer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Twelve Months Ended September 30,
(Dollars in Thousands)	2015	2014
Cash flows from operating activities:
Net income (loss)	$15,049	$(24,698)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,312	13,915
Goodwill and other intangible assets impairment charge	-	62,188
Equity in income of joint ventures	(2,307)	(2,939)
Dividends from joint ventures	1,144	1,340
Stock-based compensation and related net tax benefits	1,583	2,074
Current and long-term deferred taxes, net	238	(26,920)
Loss on sale, disposal and abandonment of assets	181	208
Loss (gain) on investments	176	(419)
Loss on disposition of business	366	-
Changes in operating assets and liabilities	(489)	11,936
Net cash provided by operating activities	28,253	36,685

Cash flows from investing activities:
Acquisition of property, plant and equipment	(7,974)	(4,161)
Proceeds from disposition of business	6,958	-
Acquisition of joint ventures and businesses, net of cash acquired	-	(1,800)
Other investing activities, net	(1,262)	(1,255)
Net cash used in investing activities	(2,278)	(7,216)

Cash flows from financing activities:
Long-term borrowings, net	(200)	(9,260)
Dividends paid to stockholders	(15,874)	(21,048)
Other financing activities, net	(449)	(597)
Net cash used in financing activities	(16,523)	(30,905)

Effects of foreign currency translation	(899)	(475)

Net increase (decrease) in cash and cash equivalents	8,553	(1,911)
Opening balance – cash and cash equivalents	6,761	8,672
Ending balance – cash and cash equivalents	$15,314	$6,761

Non-GAAP Financial Measures

A reconciliation of Adjusted EBITDA, Adjusted Operating Income and Adjusted Net Income (i.e., non-GAAP financial measures) to the most directly comparable GAAP measures is provided below:

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Unaudited, Dollars in Thousands)	2015	2014	2015	2014
Adjusted EBITDA
Net income (loss) attributed to Landauer, Inc.	$2,564	$2,797	$14,543	$(25,203)
Add back:
Net financing costs	1,258	919	3,910	3,426
Depreciation and amortization	3,038	2,496	12,312	13,915
Provision for income taxes	3,002	4,613	6,273	(15,800)
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$9,862	$10,825	$37,038	$(23,662)
Adjustments:
Non-cash stock based compensation	160	995	1,583	2,074
Goodwill and other intangible assets impairment charge	-	-	-	62,188
Acquisition, reorganization and nonrecurring costs	1,041	2,024	1,041	3,802
Loss on disposition of business	366	-	366	-
Transaction expenses	528	-	528	-
Sub-total adjustments	2,095	3,019	3,518	68,064
Adjusted EBITDA	$11,957	$13,844	$40,556	$44,402

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Unaudited, Dollars in Thousands)	2015	2014	2015	2014
Adjusted Operating Income
Operating income (loss)	$6,817	$7,352	$23,699	$(39,987)
Goodwill and other intangible assets impairment charge	-	-	-	62,188
Acquisition, reorganization and nonrecurring costs	1,041	2,024	1,041	3,802
Transaction expenses	528	-	528	-
Adjusted Operating Income	$8,386	$9,376	$25,268	$26,003

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Unaudited, Dollars in Thousands)	2015	2014	2015	2014
Adjusted Net Income
Net income (loss) attributed to Landauer, Inc.	$2,564	$2,797	$14,543	$(25,203)
Sub-total adjustments	2,095	3,019	3,518	68,064
Income taxes on adjustments	(758)	(460)	(1,035)	(26,545)
Adjustments, net	1,337	2,559	2,483	41,519
Adjusted Net Income	$3,901	$5,356	$17,026	$16,316

Segment Information

The following tables summarize financial information for each reportable segment for the three and twelve months ended September 30:

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Dollars in Thousands)	2015	2014	2015	2014
Revenues by segment:
Radiation Measurement	$28,098	$31,369	$105,978	$113,556
Medical Physics	9,478	8,270	35,449	32,213
Medical Products	2,585	2,354	9,887	9,293
Consolidated revenues	$40,161	$41,993	$151,314	$155,062

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Dollars in Thousands)	2015	2014	2015	2014
Operating income (loss) by segment:
Radiation Measurement	$9,239	$12,136	$35,641	$38,231
Medical Physics	1,044	360	3,126	1,827
Medical Products	581	319	1,534	(62,572)
Corporate	(4,047)	(5,463)	(16,602)	(17,473)
Consolidated operating income (loss)	$6,817	$7,352	$23,699	$(39,987)